Exhibit 4.1

DESCRIPTION OF SECURITIES

The following is a description of each class of securities of Rare Element Resources Ltd. (“Rare Element” or the “Company”) that is registered under Section 12 of the Securities Exchange Act of 1934, as amended, and does not purport to be complete.  For a complete description of the terms and provisions of such securities, refer to the Company’s Articles, which are incorporated herein by reference to Exhibit 1.3 to the Company’s Form 20-FR filed with the U.S. Securities and Exchange Commission on November 17, 2009.  This summary is qualified in its entirety by reference to these documents.

The Company’s Articles authorize Rare Element to issue an unlimited number of common shares, without par value. As of March 9, 2020, [103,966,880] common shares of Rare Element were issued and outstanding.  The rights of the holders of common shares of Rare Element are governed by the Business Corporations Act (British Columbia) (the “BCA”), including all amendments thereto and all regulations and amendments thereto made pursuant to the BCA, the Company’s Certificate of Incorporation, as amended, and the Company’s Articles.

Common Shares

All common shares are of the same class and, once issued, rank equally as to dividends, voting powers, and participation in assets.

Dividend Rights

Holders of common shares are entitled to receive such dividends as may be declared from time to time by our board of directors, in its discretion, out of funds legally available therefor.

Voting Rights

Holders of common shares are entitled to one vote for each share held of record on all matters to be acted upon by the shareholders.

Election of Directors

In accordance with the BCA, directors are elected by a plurality of the votes cast by the holders of our common shares in a meeting at which a quorum is present. “Plurality” means that the individuals who receive the largest number of votes cast are elected as directors, up to the maximum number of directors to be chosen at the meeting.

Liquidation

Upon liquidation, dissolution or winding up of the Company, holders of common shares are entitled to receive pro rata the assets of the Company, if any, remaining after payments of all debts and liabilities.

Redemption

No shares have been issued subject to call or assessment. There are no pre-emptive or conversion rights and no provisions for redemption or purchase for cancellation, surrender, or sinking or purchase funds.

Other Provisions

Changes to Authorized Share Structure

Under Article 9 of the Company’s Articles, and subject to the BCA, the Company may alter its authorized share structure by ordinary resolution. These ordinary resolutions may:

•create one or more classes or series of shares or, if none of the shares of a series of a class or series of shares are allotted or issued, eliminate that class or series of shares;

•increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

•subdivide or consolidate all or any of its unissued, or fully paid issued, shares;

•if the Company is authorized to issue shares of a class or shares with par value:

odecrease the par value of those shares; or

oif none of the shares of that class of shares are allotted or issued, increase the par value of those shares;

•change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;

•alter the identifying name of any of its shares; or

•otherwise alter its share or authorized share structure when required or permitted to do so by the BCA.

Subject to Article 9.2 of the Company’s Articles and the BCA, the Company may by ordinary resolution:

•create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; or

•vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued.